                                                                   EXHIBIT 10.23


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.


                                   ARIBA, INC.
                                 807 11th Avenue
                               Sunnyvale, CA 94089

                                October 16, 2001

Jim Frankola
   [*]



Dear Jim:

     Ariba, Inc. (the "Company") is pleased to offer you employment on the following terms:

     1. Position. Your initial responsibilities will consist of special projects assigned by the Company's Chief Executive Officer. At a time mutually agreeable to you and the Company's Chief Executive Officer, your title will be Chief Financial Officer, and you will report to the Company's Chief Executive Officer. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

     2. Cash Compensation. The Company will pay you a starting salary at the rate of $450,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company's Chief Executive Officer and approved by the Compensation Committee of the Company's Board of Directors (the "Committee"). Your target bonus will be equal to $150,000 per year. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company's books for that year have been closed and will be paid only if the Company employs you at the time of payment. The determinations of the Committee with respect to your bonus will be final and binding.

     3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. These benefits are described in the employee benefit summary that I have enclosed with this letter agreement. In addition,

JIm Frankola
October 16, 2001
Page 2

you will be entitled to paid vacation in accordance with the Company's vacation policy, as in effect from time to time.

     4. Stock Options. Subject to the approval of the Committee, you will be granted an option to purchase 1,500,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company's 1999 Equity Incentive Plan (the "Plan"), as described in the Plan and the applicable Stock Option Agreement. The option will become exercisable for 25% of the option shares after 12 months of continuous service with the Company, and the balance will become exercisable in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

     5. Severance Pay. If the Company terminates your employment for any reason other than Cause or Permanent Disability, then the Company will continue to pay your cash compensation for a period of 12 months following the termination of your employment (the "Continuation Period"). For this purpose, your "cash compensation" will be deemed to be the sum of:

          (a) Your base salary at the rate in effect at the time of the termination of your employment; plus

          (b) The lesser of (i) the sum of your actual bonuses for the last four completed fiscal quarters preceding the termination of your employment or
     (ii) your target bonuses for those four completed fiscal quarters.

Your cash compensation will be paid in accordance with the Company's standard payroll procedures.

     However, this Paragraph 5 will not apply unless you (a) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have returned all Company property. In addition, all payments under this Paragraph 5 will be discontinued immediately if you fail to comply with Paragraph 10, 11, 12 or 13 below.

     "Cause" means (a) an unauthorized use or disclosure of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between you and the Company, (c) a material failure to comply with the Company's written policies or rules, (d) a conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State, (e) gross negligence or willful misconduct or (f) a continued failure to perform assigned duties after receiving written notification of the failure from the Company's Chief Executive Officer. The foregoing is not an exclusive list of all acts or omissions that the Company may consider as grounds for your termination without Cause.

Jim Frankola
October 16, 2001
Page 3


     "Permanent Disability" means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

     6. Loan. As soon as reasonably practicable after the commencement of your employment and after you notify the Company of your desire to receive the Loan (as defined below), the Company will make an unsecured loan (the "Loan") to you in the amount of $1,500,000. The Loan will also be conditioned upon the receipt by the Company of a fully executed Promissory Note in the form attached hereto as Exhibit A. The loan will bear interest at the Applicable Federal Rate, as prescribed by the Internal Revenue Service for the month in which the loan is made. Interest will be compounded annually. The principal amount of the loan and accrued interest will be payable in full immediately after your employment with the Company terminates for any reason other than a termination by the Company without Cause. The principal amount of the loan and accrued interest will be forgiven in full if the Company terminates your employment for any reason other than Cause. In addition, one-third of the principal amount and all accrued interest will be forgiven after 12 months of continuous service with the Company as its Chief Financial Officer, and the balance will be forgiven in equal monthly installments over the next 24 months of continuous service as its Chief Financial Officer.

     You will be solely responsible for the income taxes attributable to the forgiveness of the loan. As a condition of the forgiveness of any part of the loan, you will be required to make arrangements satisfactory to the Company for the payment of the payroll and withholding taxes attributable to the loan forgiveness. If you fail to make such arrangements, the applicable part of the loan will not be forgiven. In addition, you agree that the Company may withhold payroll and withholding taxes attributable to loan forgiveness from any other compensation payable to you.

     7. Proprietary Information and Inventions Agreement; Insider Trading Policy. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is enclosed. You also agree to comply in every respect with the Company's insider trading policy, a copy of which is enclosed.

     8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

Jim Frankola
October 16, 2001
Page 4

     9. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

     10. Non-Solicitation. While you render services to the Company and during the Continuation Period (if any), you agree that you will not directly or indirectly, personally or through others, solicit or attempt to solicit the employment of any employee of the Company or any of the Company's affiliates, whether on your own behalf or on behalf of any other person or entity. The term "employment" for purposes of this Paragraph 10 means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise. You and the Company agree that this provision is reasonably enforced as to any geographic area in which the Company conducts its business.

     11. Non-Competition. While you render services to the Company and during the Continuation Period (if any), you agree that you will not:

          (a) Directly or indirectly, individually or in conjunction with others, engage in activities that compete with the Company or work for any entity that is part of the Company's Market;

          (b) Solicit, serve, contract with or otherwise engage any existing or prospective customer, client or account of the Company on behalf of any entity that is part of the Company's Market; or

          (c) Cause or attempt to cause any existing or prospective customer, client or account of the Company to divert from, terminate, limit or in any manner modify, or fail to enter into, any actual or potential business relationship with the Company.

You and the Company agree that this provision is reasonably enforced with reference to any geographic area in which the Company maintains any such relationship. For purposes of this Paragraph 11, the Company's "Market" means
(i) all companies that derive their revenue primarily from e-procurement software sales or sales of software or services aiding companies in sourcing activities; and (ii) those companies set forth on Exhibit B hereto. You and the Company agree that the Company's Market is global in scope.

     12. Cooperation and Non-Disparagement. You agree that, during the Continuation Period, you will cooperate with the Company in every reasonable respect and will use your best efforts to assist the Company with the transition of your duties to your successor. You further agree that, during the Continuation Period, you will not in any way or by any means disparage the Company, the members of the Company's Board of Directors or the Company's officers and employees.

Jim Frankola
October 16, 2001
Page 5

     13. Disclosure. You agree that, during the Continuation Period, you will inform any new employer or other person or entity with whom you enter into a business relationship, before accepting employment or entering into a business relationship, of the existence of Paragraphs 10, 11 and 12 above.

     14. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

     15. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

     16. Severability. If any provision of this letter agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then that provision will be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then the provision will be stricken and the remainder of this letter agreement will continue in full force and effect. If any provision of this letter agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the "Law"), then that provision will be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this letter agreement will continue in full force and effect without impairment or limitation.

     17. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

     The arbitrator's decision must be written and must include the findings of fact and law that support the decision. The arbitrator's decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate

Jim Frankola
October 16, 2001
Page 6

their respective claims or defenses. The arbitration will take place in Santa Clara County or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

     You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator's fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys' fees, and the arbitrator may not award attorneys' fees unless a statute or contract at issue specifically authorizes such an award.

     This arbitration provision does not apply to (a) workers' compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

     If an arbitrator or court of competent jurisdiction (the "Neutral") determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

                                    * * * * *

     We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on October 16, 2001. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before October 16, 2001.

     If you have any questions, please call me at [*].

                                       Very truly yours,

                                       ARIBA, INC.



                                       By:   /s/ Craig M. Schmitz
                                            ------------------------------------
                                       Title:   Vice President of Corporate
                                                Development and General Counsel
                                               --------------------------------

Jim Frankola
October 16, 2001
Page 7

I have read and accept this employment offer:

/s/ James W. Frankola
---------------------------------------------
              Signature of [Name]

Dated:    October 16, 2001
       --------------------------------------

Enclosures

Jim Frankola
October 16, 2001
Page 8

                                    Exhibit A
                                    ---------

                             Form of Promissory Note

                                 PROMISSORY NOTE

$1,500,000.00                                                    January 1, 2002
                                                           Sunnyvale, California

     FOR VALUE RECEIVED, the undersigned Borrower promises to pay to Ariba, Inc. (the "Company") at its principal executive offices the principal sum of one million five hundred thousand dollars ($1,500,000), together with interest from the date of this Note on the unpaid principal balance, upon the terms and conditions specified below.

     1. Term. The principal balance of this Note, together with all interest accrued and unpaid to date, shall be due and payable in full at the close of business on the date when the Borrower's employment with the Company terminates for any reason other than a termination by the Company without Cause.

     "Cause" means (a) an unauthorized use or disclosure of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between the Borrower and the Company, (c) a material failure to comply with the Company's written policies or rules, (d) a conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State, (e) gross negligence or willful misconduct or (f) a continued failure to perform assigned duties after receiving written notification of the failure from the Company's Chief Executive Officer. The foregoing is not an exclusive list of all acts or omissions that the Company may consider as grounds for the Borrower's termination without Cause.

     2. Rate of Interest. Interest shall accrue under this Note on any unpaid principal balance at the rate of 2.73% per annum, compounded annually.

     3. Prepayment. Prepayment of principal and interest may be made at any time, without penalty.

     4. Events of Acceleration. The entire unpaid principal sum and accrued interest under this Note shall become immediately due and payable upon:

          (a) The failure of the Borrower to pay when due the principal balance and accrued interest under this Note;

          (b) The filing of a petition by or against the Borrower under any provision of the Bankruptcy Reform Act (Title 11 of the United States
     Code), as amended or recodified from time to time, or under any other law relating to bankruptcy, insolvency, reorganization or other relief for debtors;

          (c) The appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of the Borrower;

          (d) The execution by the Borrower of a general assignment for the benefit of creditors;

          (e) The insolvency of the Borrower or the Borrower's failure to pay his or her debts as they become due; or

          (f) Any attachment or like levy on any property of the Borrower.

     5. Forgiveness. The principal amount of this Note and accrued interest shall be forgiven in full if (a) the Company terminates the Borrower's employment for any reason other than Cause or (b) the Borrower's employment with the Company terminates because of his death. In addition, one-third of the principal amount of this Note and all accrued interest shall be forgiven after the Borrower completes 12 months of continuous service with the Company as its Chief Financial Officer, and the balance shall be forgiven in equal monthly installments over the Borrower's next 24 months of continuous service with the Company as its Chief Financial Officer. The Borrower shall be solely responsible for the income taxes attributable to the forgiveness of this Note. As a condition of the forgiveness of any part of this Note, the Borrower shall make arrangements satisfactory to the Company for the payment of the payroll and withholding taxes attributable to the forgiveness of such part. If the Borrower fails to make such arrangements, the applicable part of this Note shall not be forgiven. In addition, the Borrower agrees that the Company may withhold payroll and withholding taxes attributable to loan forgiveness from any other compensation payable to him.

     6. Full Recourse. This Note shall be unsecured. The Borrower shall be personally liable for the payment in full of any indebtedness owing under this Note. The Company shall have recourse to any and all assets of the Borrower to satisfy the Borrower's obligations hereunder.

     7. Collection and Attorneys' Fees. If any action is instituted to collect this Note, the Borrower promises to pay all reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Company in connection with such action.

     8. Waiver. No previous waiver and no failure or delay by the Company or the Borrower in acting with respect to the terms of this Note shall constitute a waiver of any breach, default or failure of condition under this Note or the obligations evidenced thereby. A waiver of any term of this Note or of any of the obligations evidenced thereby must be made in writing and signed by a duly authorized officer of the Company and shall be limited to the express terms of such waiver. The Borrower hereby expressly waives presentment and demand for payment when any payments are due under this Note.

     9. Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall prevail.

     10. Governing Law. This Note shall be construed in accordance with the laws of the State of California (without regard to their choice-of-law provisions).




-------------------------------        -----------------------------------------
Name of Borrower                            Signature of Borrower

                                       Address:
                                                --------------------------------

                                                --------------------------------

                                    Exhibit B
                                    ---------

[*]